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                                  EXHIBIT 99

                 PRESS RELEASES RELATED TO THE ACQUISITION OF
                  DISTRIBUTION ARCHITECTS INTERNATIONAL, INC.

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           SYMIX SIGNS AGREEMENT TO ACQUIRE DISTRIBUTION ARCHITECTS
             INTERNATIONAL, INC., A SUPPLY CHAIN MANAGEMENT VENDOR

     - SYMIX TO BROADEN MIDMARKET OFFERINGS WITH DAL PRODUCTS, EXPERTISE -


     COLUMBUS, OHIO, March 8, 1999 -- Symix Systems, Inc. (Nasdaq: SYMX) today announced that it has entered into a definitive agreement to acquire Distribution Architects International, Inc. ("DAI"), a provider of supply chain management applications for distribution organizations. Symix intends to issue up to 610,000 common shares in exchange for all of the outstanding common stock of DAI through a merger of DAI with a subsidiary of Symix. The acquisition, anticipated to close within 90 days, is expected to be accounted for through a pooling of interests and is expected to be earnings neutral in the fourth quarter of fiscal 1999 and for the fiscal 2000. The acquisition is subject to regulatory and DAI stockholders' approval and other conditions of closing. Other terms of the agreement have not been disclosed.

     By acquiring DAI, Symix will expand its market reach into distribution markets. Symix will have proven applications and the midmarket expertise to serve both midsize distribution and manufacturing companies.

     DAI, headquartered in Tempe, Ariz., develops and markets supply chain management applications to distributors, retailers and manufacturers, with over 100 customers worldwide. Its extensive product suite, marketed under the Visible Results -Registered Trademark- brand name, includes supply chain planning, supply chain execution, inventory/warehouse management, financial management, and a comprehensive e-business solution. The company reported revenues of $13.5 million in calendar year 1998, and has 110 employees.

     "We are rapidly entering a period where product delivery, speed and reliability will increasingly become the major determinant to market success," said Stephen A. Sasser, Symix President and Chief Executive Officer. "Symix will continue its midmarket leadership role and aggressively bring supply chain management and supply chain execution products and expertise to the distribution and manufacturing midmarkets. Our acquisition of DAI will enable Symix to leverage our midmarket skills and our CSRP vision to distribution companies, and to deliver supply chain management applications to our midmarket manufacturing customers."

     "This acquisition will bring new expertise and new opportunities to DAI and our customers," said Thomas E. Cain, DAI President and Chief Executive Officer. "Symix's midmarket leadership position and its ability to rapidly deploy new products and new technologies make it an ideal partner for DAI.
In our 20 years of experience with distribution markets, we are seeing the line between manufacturing and distribution start to fade. Retail is becoming less inventory intensive, and manufacturers and distributors are under increasing pressure to deliver reliable, point-to-point distribution services. Together, Symix and DAI will leverage our respective technologies and expertise to address this new trading environment, and deliver comprehensive solutions to both our manufacturing and distribution customers."

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     DAI will maintain offices in Tempe and operate as an independent Symix business unit, delivering its Visible Results application lines to distributors. Symix will leverage the DAI applications into its midsize manufacturing markets.

     "DAI has assembled a talent pool of world-class distribution experts," said Sasser. "Symix will capitalize on the knowledge and talents of the DAI teams as we continue their acceleration of product delivery and service."

     Symix and DAI share a common customer-focused technology vision for the midmarket. Both Symix and DAI products are architected using Microsoft tools. DAI is a member of Microsoft's Value Chain Initiative (VCI), and its e-business product suite is built with Microsoft Commerce platform components. Symix launched its new enterprise management application suite for consumer-oriented manufacturers, SyteCentre, at Microsoft's Windows for Distributed interNet Applications architecture for Manufacturing (Windows DNA for Manufacturing) in Seattle last week.

     RB&W Logistics, an international logistics company supplying hardware-type items to original equipment manufacturers, uses both DAI and Symix applications to manage its distribution and manufacturing operations.

     Lowell Andolsen, MIS Manager for RB&W, said, "Our two divisions have picked the best to meet their needs and now the best have picked each other."

ABOUT DAI

     Distribution Architects International, Inc. (DAI) is a leading provider of integrated enterprise solutions consisting of supply chain management, electronic business, and distribution applications for open systems markets. The company develops and markets products and services under the Visible Results brand name. Products are marketed through regional offices in the U.S. and Canada. For more information visit the DAI Web site at http://www.distribution.com.

ABOUT SYMIX

     Symix Systems, Inc. develops, markets and supports integrated enterprise management systems that meet the unique needs of midsize manufacturers.
Symix is the originator of Customer Synchronized Resource Planning (CSRP), which extends Enterprise Resource Planning (ERP) to incorporate customer needs into manufacturers' central planning processes. CSRP helps manufacturers achieve a competitive advantage by providing value-added, customized products and services to their customers. Every day, over 3,500 customers use Symix software, including its SyteLine enterprise software suite for industrial products markets. Founded in 1979 and headquartered in Columbus, Ohio, Symix markets its products through sales and service offices in Europe, North America and the Pacific Rim, as well as through independent software and support business partners worldwide. Symix company and product information is available at http://www.symix.com.

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THE STATEMENTS MADE IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL FACT ARE
"FORWARD LOOKING STATEMENTS" THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF REQUIRED DAI STOCKHOLDERS' AND REGULATORY APPROVALS, THE SUCCESSFUL COMPLETION OF THE DAI ACQUISITION AND INTEGRATION OF DAI'S BUSINESS WITH SYMIX, PRODUCT DEMAND AND MARKET ACCEPTANCE, CUSTOMER-SPECIFIC ENTERPRISE SOFTWARE REQUIREMENTS, NEW PRODUCT DEVELOPMENTS, THE ABILITY OF SYMIX TO RETAIN KEY DAL PERSONNEL, THE EFFECT OF ECONOMIC CONDITIONS, THE IMPACT OF COMPETITIVE PRODUCTS, PRICING AND OTHER FACTORS DETAILED IN SYMIX'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

SyteLine is a registered trademark and SyteCentre is a trademark of Symix Systems, Inc. All other products mentioned are trademarks or registered trademarks of their respective companies.

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           SYMIX AMENDS AGREEMENT TO ACQUIRE DISTRIBUTION ARCHITECTS
                              INTERNATIONAL, INC.

     COLUMBUS, OHIO, April 9, 1999 - Symix Systems, Inc. (Nasdaq: SYMX) today announced that, due to recent changes in the market price for Symix shares, Symix and Distribution Architects International, Inc. ("DAI"), a provider of supply chain management applications for distribution organizations, have amended their agreement for the acquisition of DAI by Symix. Symix now intends to issue up to 625,000 common shares in exchange for all of the outstanding common stock of DAI through a merger of DAI with a subsidiary of Symix. In addition, the proposed terms of an employment agreement to be entered into by Thomas B. Cain, President and principle shareholder of DAI, and the surviving corporation in the merger will be amended. The definitive agreement to acquire DAI was originally announced in a press release issued on March 8, 1999.

     The acquisition now is expected to be accounted for as a purchase transaction. The transaction is expected not to be dilutive for the fourth quarter of Symix's 1999 fiscal year or for its fiscal year 2000. The acquisition is subject to regulatory and DAI stockholders' approval and other conditions of closing. Other terms of the agreement have not been disclosed.

ABOUT DAI

     Distribution Architects International, Inc. (DAI) is a leading provider of integrated enterprise solutions consisting of supply chain management, electronic business, and distribution applications for open systems markets. The company develops and markets products and services under the Visible Results brand name. Products are marketed through regional offices in the U.S. and Canada. DAI reported revenues of $13.5 million in calendar year 1998, and has 110 employees. For more information, visit the DAI Web site at http://www.distribution.com.

ABOUT SYMIX

     Symix Systems, Inc. develops, markets and supports integrated enterprise management systems that meet the unique needs of midsize manufacturers.
Symix is the originator of Customer Synchronized Resource Planning (CSRP), which extends Enterprise Resource Planning (ERP) to incorporate customer needs into manufacturers' central planning processes. CSRP helps manufacturers achieve a competitive advantage by providing value-added, customized products and services to their customers. Every day, over 3,500 customers use Symix software, including its SyteLine enterprise software suite for industrial products markets and its SyteCentre suite for consumer products markets. Founded in 1979 and headquartered in Columbus, Ohio, Symix markets its products through sales and service offices in Europe, North America and the Pacific Rim, as well as through independent software and support business partners worldwide. Symix company and product information is available at http://www.symix.com.


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THE STATEMENTS MADE IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL FACT ARE
"FORWARD LOOKING STATEMENTS" THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF REQUIRED DAI STOCKHOLDERS' AND REGULATORY APPROVALS, THE SUCCESSFUL COMPLETION OF THE DAI ACQUISITION AND INTEGRATION OF DAI'S BUSINESS WITH SYMIX, THE EFFECT OF ECONOMIC CONDITIONS, AND OTHER FACTORS DETAILED IN SYMIX'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

SyteLine is a registered trademark and SyteCentre is a trademark of Symix Systems, Inc. All other products mentioned are trademarks or registered trademarks of their respective companies.